EXHIBIT 99.3

THIRD QUARTER FISCAL 2025

INVESTOR QUESTIONS & ANSWERS

June 4, 2025

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Fiscal Third Quarter 2025 Highlights

($ in thousands, except for per share data)	Three Months Ended April 30,			Nine Months Ended April 30,
	2025	2024	Change	2025	2024	Change
Net Sales	$2,894,816	$2,801,113	3.3%	$7,055,707	$7,509,241	(6.0)%
Gross Profit	$443,119	$421,852	5.0%	$969,758	$1,050,631	(7.7)%
Gross Profit Margin %	15.3%	15.1%	+20 bps	13.7%	14.0%	(30) bps
Net Income Attributable to THOR	$135,185	$114,511	18.1%	$132,802	$175,293	(24.2)%
Diluted Earnings Per Share	$2.53	$2.13	18.8%	$2.49	$3.26	(23.6)%
Cash Flows from Operations	$257,667	$251,732	2.4%	$319,249	$207,532	53.8%

EBITDA(1)	$232,958	$232,331	0.3%	$391,035	$495,630	(21.1)%
Adjusted EBITDA(1)	$254,823	$236,099	7.9%	$449,620	$511,703	(12.1)%

(1) See reconciliation of non-GAAP measures to most directly comparable GAAP financial measures included in this release

Full-Year Fiscal 2025 Guidance

•	Consolidated net sales in the range of $9.0 billion to $9.5 billion

•	Consolidated gross profit margin in the range of 13.8% to 14.5%

•	Diluted earnings per share in the range of $3.30 to $4.00

Quick Reference to Contents

Q&A

Market Update & Outlook	2
Operations Update	5
Strategic Update	7
Financial Update	9

Segment Data

Summary of Key Quarterly Segment Data – North American Towable RVs	13
Summary of Key Quarterly Segment Data – North American Motorized RVs	14
Summary of Key Quarterly Segment Data – European RVs	15

Non-GAAP Reconciliation	16

Forward-Looking Statements	17

Q&A

MARKET UPDATE & OUTLOOK

1.	How would you assess the sentiment of your North American independent dealers, and how that sentiment has developed in the context of a shifting macroeconomic environment? What is your outlook for your final quarter of fiscal 2025 and into the start of your fiscal 2026?

a.	Our dealer sentiment is closely tied to retail activity, both actual and forecasted. Currently, that sentiment remains prudently cautious. As spring selling season has progressed, we have observed shifting North American independent dealer and consumer sentiment. While consumer sentiment declined meaningfully in the first few months of calendar 2025, retail sales remained relatively resilient and dealer optimism held steady. Recently, consumer sentiment improved in May for the first time in five months. As the trajectory of consumer sentiment on a go-forward basis is viewed by THOR as a significant indicator of the relative strength of the RV market, we will continue to closely monitor this metric.

Should consumer confidence continue to slowly recover, the outlook for the final quarter of our fiscal year 2025 and the start of our fiscal year 2026 would likely strengthen. Currently, however, dealer sentiment remains cautious as independent dealers await the model year change in early June 2025 and certainty on the impact of the ever-changing tariff environment. We believe independent dealers could continue this cautious approach through late summer as the economy waits for the return of a confident consumer. In the interim, we expect that product mix will continue to trend towards the lower cost units that retail customers currently favor as they navigate a higher cost and higher interest rate economic environment. Throughout this prolonged downturn in our market, our management teams have worked tirelessly to optimize our product mix and strengthen our relationships with our independent dealers and, as a result, THOR is poised to outperform the market when retail demand inevitably improves.

In June 2025, the Recreational Vehicle Industry Association (“RVIA”) revised their wholesale unit shipments forecast for calendar year 2025, calling for a range of North American wholesale shipments of approximately 320,400 to 353,500 units with a most likely scenario of approximately 337,000 units. The most likely scenario of this revised estimate for calendar year 2025 shipments forecasted by RVIA represents a relatively flat year-over-year comparison to the calendar year 2024 wholesale shipment total of 333,733 units. THOR’s outlook aligns between the lower end and most likely scenario of the June 2025 RVIA forecast.

Looking ahead to our fiscal year 2026, there are many factors that will need to play out before THOR is prepared to comment on the expected performance of the RV market. Based on the information known today, THOR anticipates that fiscal year 2026 would perform very similarly to fiscal year 2025. THOR is working hard to improve our position in the marketplace, and, to the extent that we can realize share gains, we anticipate that we would perform better than fiscal year 2025. However, consumer confidence, resolution of tariff policy negotiations and a number of other factors could impact that view. For that reason, THOR is not ready to provide a detailed outlook for our next fiscal year at this time.

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2.	Can you provide an update on the current status of North American retail demand?

a.	North American retail has followed a trajectory that is aligned with our expectations. As we discussed when we reported our full year fiscal 2024 results, we forecasted that demand would be challenging across our first two fiscal 2025 quarters, with encouraging retail trends in the second half of our fiscal year. While our view generally played out as expected, the magnitude of retail improvement was not as strong as we anticipated a few months ago. Because we knew this was a risk, we previously revised guidance to reflect that weakening consumer confidence. Positive trends in retail demand will continue to be heavily correlated with the trajectory of consumer confidence. We believe that the slight uptick in consumer confidence reported in May, if that trajectory continues, bodes well for retail demand through the end of our fiscal 2025. Possible ramifications from an aggressive tariff policy have the potential to negatively impact retail demand in the back half of the calendar year if RV industry members, including THOR, do not successfully manage the impact of the tariffs on average sale prices (“ASPs”).

3.	What is your view of the current European retail environment, and what is your outlook for it as you approach the end of your fiscal 2025?

a.	We remain optimistic with our outlook in Europe due to resilient consumer sentiment and confidence expressed by our independent dealers. While confidence endures within our customer base, we continue to experience downward pressure on overall sales volumes due to the current macroeconomic environment and a prolonged shift in consumer preferences that has led premium and entry-level brands to perform relatively well while sales volumes for our mainstream brands are suppressed. Despite resilient demand from retail customers and independent dealers, the first three months of calendar 2025 exhibited industry declines across both caravan and motorcaravan product segments. According to the European Caravan Federation (“ECF”), total retail registrations in Europe for the calendar year quarter ended March 31, 2025 decreased 9.8% in comparison with the prior-year period. This change was driven by a 9.2% decrease in registrations of motorcaravans and campervans, as well as a 11.5% decrease in registrations of caravans during the period. The decrease in retail registrations of motorcaravans and campervans during the three month period was primarily due to a decrease in retail registrations of urban vehicles, a subset of campervans.

While retail registrations for the first three months of calendar year 2025 declined compared to the prior-year period, we believe that the continued European Central Bank (“ECB”) interest rate cuts will aid sales channel throughput as carrying costs are reduced for independent dealers and the overall costs are moderated for retail customers. Although these future interest rate cuts are expected to slow later in the summer, we are well positioned to regain market share with a favorable product mix. Our management teams remain vigilant in aligning our production capacities and product offerings with the product segments favored by retail customers so our European segment returns to the market share growth seen in late calendar year 2024 and at the start of calendar year 2025.

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4.	How are you addressing persistent affordability concerns within the North American retail market, and what impact do tariffs and material costs have on the measures you are taking to counter these concerns?

a.	We remain mindful of the affordability concerns within the retail market and have been focused on managing our bills of materials as aggressively as we can to help drive down ASPs where needed to better position our products for current consumer demands. Our teams have worked hard to meet customers at desirable price points through product mix shifts, recontenting products, and working with our independent dealers and supply chains to mitigate inflationary cost impacts, including tariffs. While tariffs are likely to have a modest impact on ASPs, we believe this impact will be manageable and shared across the value chain.

Product mix optimization remains a key tool for us in addressing affordability. Through the prolonged downturn, we have made strides in addressing affordability concerns in a number of ways, including an increased product mix in North America of lower-cost travel trailers and more moderately-priced Class B and Class C motorized units. The adaptation of our product mix to meet consumer demand and the efforts to manage our bills of materials have significantly contributed to the 5.6% reduction in ASPs within our North American Towable segment through the first nine months of fiscal 2025 compared to the prior-year period and to the 1.6% decrease in ASPs within our North American Motorized segment during the same comparative period. Our strategic actions to deepen independent dealer relationships have also given us the opportunity to work closely with our independent dealer partners to produce the optimal product mix and increase lot share while meeting customers’ needs with our products.

Although volatile external factors may impact affordability, we will remain vigilant in controlling what we can control and adapting to market conditions as we support our independent dealers and deliver high-quality, innovative RVs that meet the current needs of our customers.

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OPERATIONS UPDATE

1.	Do you view the levels of independent dealer inventories at the end of your third fiscal quarter as healthy and adequate? Are these levels aligned with your target levels as they pertain to your anticipated cadence of wholesale shipments for the final quarter of THOR’s fiscal 2025?

a.	Yes, we view independent dealer inventories as healthy and adequate in regards to volume and model year mix. On an absolute basis, independent dealer inventories remain historically quite low; however, they are well-aligned with the retail marketplace. North American independent dealer inventories of THOR products increased to approximately 91,800 units as of April 30, 2025 from approximately 86,200 units at the end of our second fiscal quarter ended January 31, 2025. On a year-over-year basis, our dealer inventories are above the 87,900 units inventoried by our dealers as of April 30, 2024. Due to strategic initiatives designed to strengthen our relationships with our independent dealers, THOR gained meaningful lot share throughout the fiscal 2025 third quarter, resulting in an increase in THOR’s independent dealer inventory. As these units retail, THOR anticipates market share gains across all segments. Lot share gains notwithstanding, we remain focused on continuing to align production with retail pull-through while independent dealers manage their inventory levels in light of the current retail sales levels and associated carrying costs of their inventory. We feel that the current level of North American independent dealer inventory is appropriate and positions THOR to grow market share when the inevitable market recovery occurs.

European independent dealer inventories have steadied in recent quarters after the restocking activities of fiscal 2023 and most of fiscal 2024 and have met our expectations surrounding our production alignment strategy. As of April 30, 2025, European dealer inventory levels of THOR products approximated 23,000 units, below the approximately 25,700 units at the end of our fiscal 2025 second quarter and the approximately 24,700 units from prior fiscal year April 30, 2024. Overall, we believe our European dealer inventory levels are situated at an appropriate level relative to the anticipated market trajectory for the remainder of our fiscal year 2025.

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2.	What are the key factors affecting current backlog levels, and do you feel that they are suitable relative to current market conditions?

a.

($ in thousands)	As of April 30,
	2025	2024	Change
Recreational vehicles
North American Towable	$634,318	$741,302	(14.4)%
North American Motorized	883,739	925,829	(4.5)%
Total North America	1,518,057	1,667,131	(8.9)%
European	1,343,608	1,935,119	(30.6)%
Total	$2,861,665	$3,602,250	(20.6)%

Our segment backlog levels are affected by both strong fiscal third quarter sales and cautious ordering patterns due to both the coming model year change and the uncertainty brought forth by shifting macroeconomic conditions. Our North American Towable segment backlog as of April 30, 2025 decreased by 14.4% compared to April 30, 2024, with dealer ordering remaining cautious while improved retail demand led to a strong year-over-year net sales increase of 9.1% in our fiscal third quarter compared to the prior-year period. Our North American Motorized segment backlog decreased 4.5% on a year-over-year basis as softness in retail demand for motorized products persists. Our independent dealers continue to manage their stocking levels and ordering cadence of motorized products to align with retail demand. In light of the cautious approach of our independent dealers, we view the current backlog levels for our North American segments as healthy and sufficient relative to our outlook for the upcoming fiscal quarters.

In Europe, our backlog decreased 30.6% compared to the prior year. The declining backlog in Europe has been moving towards more typical historical levels after experiencing elevated levels in the prior-year period. In the prior-year period, our European segment experienced an elevated level of orders caused by the impact of a chassis shortage on our production. European backlog as of April 30, 2024 was thus elevated due to the corresponding need to restock the independent dealer inventories of our products that had dwindled as a consequence of the lacking chassis supply. Overall, we view the level of our European backlog as of April 30, 2025 as appropriate given the current macroeconomic conditions and sufficient to achieve our planned performance for our European segment.

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STRATEGIC UPDATE

1.	How has the shifting tariff environment impacted THOR’s operational and financial performance? What counter measures have been implemented to mitigate any cost considerations and supply chain challenges?

a.	We are monitoring the tariff environment on a daily basis and are continually assessing the potential impact on our supply chain and business operations. In doing so, we have actively engaged with our supply chain partners as we work to mitigate any potential tariff impact on our profit margins and ASPs. THOR’s view is of a shared responsibility approach between suppliers, OEMs and independent dealers to optimize ASP levels in this environment which, in turn, will optimize retail pull-through to the benefit of the entire value chain. Our sourcing strategies help mitigate some of the potential impact of tariffs, with a high percentage of raw materials and distributed products sourced domestically. Likewise, while a certain amount of motorized chassis utilized in our North American production are imported from abroad, the majority of our models use domestically produced chassis.

Mitigating in-place and proposed tariffs continues to center around sourcing strategies implemented subsequent to the 2016 election as well as subsequent to the COVID-19 pandemic. As a result of these events, our owned supply companies have positioned their supply chains optimally to minimize material impact from an aggressive tariff policy by expanding and diversifying their sourcing options and increasing their domestic choices. THOR is at an advantage in this regard by owning domestic supply companies that can satisfy a proportion of our component needs and will in turn benefit from an overall RV industry seeking to reduce its tariff exposure within the supply chain.

We do anticipate experiencing some cost increases for the limited number of components and distributed products that are imported from abroad, as well as on certain chassis that are imported. However, at current tariff rates, we expect that the combined efforts of suppliers, OEMs, and dealers will largely mitigate the impact of the current tariffs on ASPs. The mitigation strategies we have in place and the coordinated efforts of the RV value chain will allow us to remain committed to delivering high quality RVs at desirable price points while adapting to shifting economic conditions. Like others, we will be watching the legal process unfold and will continue to position the Company so as to minimize the impact of any future implemented tariffs.

2.	How has THOR progressed on its previously-announced parts strategy?

a.	THOR continues to execute to plan with our previously-announced parts strategy. We have focused on building out RV Partfinder, a parts search tool acquired by THOR, and have made significant investments in broadening the impact of this search tool, which was already an industry best. With its widely-utilized database as the foundation of a strategy that is designed to meaningfully reduce repair event cycle time for our independent dealers and retail customers, THOR intends to more broadly announce the rollout of this parts initiative at our Open House event in September 2025.

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3.	What were the key goals and anticipated benefits of the Erwin Hymer Group (“EHG”) acquisition in 2019? How would you assess the achievement and impact of those benefits in the years subsequent to the acquisition?

a.	When looking for growth opportunities, THOR focuses on well-run businesses that will successfully diversify our market presence, augment our product offerings, and provide a strong margin profile. The Erwin Hymer Group aligned with these goals and has delivered results both strategically and financially.

Providing geographic and cyclical diversity has been a crucial component to the success of this acquisition. THOR is strategically postured to excel as an RV company and is not inclined to venture into other industries, even related recreational industries. There are many advantages to this strategy, but also the disadvantage that it limits a level of diversification for the Company. Through THOR’s acquisition of EHG, we were able to gain geographic diversification in the industry that we understand well. EHG’s European sales base provides THOR a separate and distinct market that provides us the opportunity to bolster our consolidated performance when the North American segments are experiencing a down cycle that the European segment is not. In the years following the COVID-19 pandemic, our North American segments experienced robust financial performance while our European segment managed through a chassis shortage that suppressed sales. As the North American market cooled in recent years, the European segment experienced substantial growth and record financial performances following the return of adequate chassis supply. This market diversification has been instrumental in THOR achieving its financial results. For fiscal year 2024, a challenging year for the North American market, THOR achieved consolidated income before income taxes for recreational vehicles of $527.1 million, of which our European segment accounted for approximately 44% of that result.

In addition to providing market and cyclical diversification, the EHG acquisition has enhanced product development in both our North American and European segments. We have been able to closely collaborate on best practices while speeding up product development. Most notably, EHG heavily influenced THOR’s development of class B product that brought THOR to its industry-leading position for that segment in North America. Additionally, novel product ideas in Europe have helped to stimulate our innovation strategy in North America.

While the EHG acquisition has provided many benefits to THOR overall, our management teams have also been able to meaningfully improve the profitability of EHG. At the time of acquisition, we believed that there was real potential for material improvement in EHG’s margin profile. Our management teams have worked extensively to improve the margin profile of our European segment through various initiatives and cost-cutting measures. After just over six years of THOR ownership, we have proven our initial beliefs regarding potential margin improvements to be correct. While fiscal year 2025 European segment gross profit margins have been impacted by elevated promotional activity, we have seen a vastly improved margin profile since acquisition. Fiscal year 2024 gross profit margin for our European segment was 17.3% compared to 12.2% for fiscal year 2020, our first full fiscal year of EHG ownership. The 17.3% achieved by our European segment in fiscal year 2024 compares favorably to the combined gross profit margin of our North American segments for fiscal year 2024 of 11.5%, and enhances THOR’s overall performance.

We believe the EHG acquisition has successfully provided THOR with a diversified market presence and periodic buffer against cyclical changes in the North American RV market. Additionally, we have experienced exciting growth in our product development through collaborative innovation and have enhanced our financial performance with a strong European margin profile. Resilient demand and a growing European consumer interest in the RV lifestyle only strengthens our positive outlook for our European segment and our retrospective of the EHG acquisition.

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FINANCIAL UPDATE

1.	North American Towable gross profit margin percentage increased to 14.9% in the third quarter of fiscal 2025 compared to 12.9% in the prior-year period. To what do you attribute this improved performance and to what extent do you feel that this improvement in the North American Towable segment’s performance is the result of the strategic initiatives THOR has put in place in recent periods?

a.	The 200 basis point improvement in our North American Towable gross profit margin performance in the third quarter of fiscal 2025 was primarily the result of a 9.1% increase in net sales, resulting from a 5.5% increase in unit shipments and a 3.6% increase in the overall price per unit along with the combined net favorable impact of lower sales discounting, a reduced warranty cost percentage and our ongoing management-driven cost savings initiatives.

Execution of previously discussed strategic initiatives focused on improving cost inputs, aligning production planning with retail conditions, and improving quality and operational efficiencies have all contributed to the enhanced margin performance. As a result of the implementation of these initiatives over the recent fiscal quarters, we saw tangible improvements in our efficiency and quality that manifested as reductions in our overhead and warranty cost percentages, respectively, during the third quarter of fiscal 2025, leading directly to the improvement in our North American Towable gross profit margin.

We believe there will be a certain level of ongoing macroeconomic volatility that will impact the remainder of our fiscal 2025 and the beginning of our fiscal 2026 as we navigate the developing situation regarding U.S. trade policy and how it will affect input costs and consumer confidence. However, through their dedication to our strategic initiatives and open and ongoing communication with our vendor and independent dealer partners, our management teams at THOR are well positioned to navigate through any headwinds that persist and to continue to drive improved performance through the eventual return of a stronger retail environment.

2.	After experiencing year-over-year declines of net sales in THOR’s second fiscal quarter of 2025, the North American Motorized segment achieved a 3.1% increase in net sales for the third fiscal quarter of 2025 compared to the prior-year period. How would you assess the performance of THOR’s North American Motorized segment in the third fiscal quarter?

a.	Overall, the performance of our North American Motorized segment during the third quarter of our fiscal 2025 was relatively strong given the macroeconomic and retail market headwinds we have been facing throughout the recent fiscal quarters. While we acknowledge that fiscal 2024 provided a manageable comparative period, we are pleased with the performance of our North American Motorized segment within the current challenging environment.

During the third quarter of fiscal 2025, net sales for our North American Motorized segment increased 3.1% compared to the prior-year period, driven by a 10.9% increase in unit shipments led by our Class B and Class C product lines, which saw year-over-year improvements in unit shipments of 20.4% and 13.1%, respectively. This increase in shipment volume was offset in part by a 7.8% decrease in the overall net price per unit, primarily resulting from of a shift in product mix within our Class A product line towards our more moderately-priced gas units and an increase in overall sales discounting compared to the prior-year period.

As we anticipated, our North American Motorized gross profit margin in the third quarter of our fiscal 2025 decreased to 10.5% from 11.1% in the third quarter of fiscal 2024. As we messaged over the prior fiscal quarter, we anticipated elevated promotional activity within our North American Motorized segment as we continue to work to address the affordability concerns of retail customers. Additionally, shifts in our overall North American Motorized product mix towards our relatively lower-priced Class B and Class C product lines as well as within our Class A product line towards our more moderately-priced gas units contributed to the slight margin decline.

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3.	THOR’s European segment performance for the third quarter of fiscal 2025 improved significantly from its second quarter of fiscal 2025 but declined compared to the prior-year period. Are these results for the third quarter of fiscal 2025 in line with your expectations?

a.	Our European segment performance met our expectations and provided strong results despite a few non-recurring items and a difficult prior-period comparison. As we have previously outlined, the performance for the prior-year quarter of fiscal 2024 still included a level of independent dealer inventory restocking, leading to historically stronger net sales and gross profit margin levels.

Similar to market trends seen in North America, shifting retail customer preferences are putting pressure on overall sales volumes for the European segment. Consumer preferences remain focused on premium and entry-level products, while mainstream products have seen lower demand. This has led to increased promotional activity concentrated within certain models and product lines. Despite the increased promotional activity, management has done an excellent job controlling material and labor costs, with both material and labor as a percentage of sales remaining relatively flat for our European segment in the third quarter of fiscal 2025 compared to the prior-year period. Product mix shifts and enduring consumer demand has allowed for ASPs to remain strong and generate resilient gross profit margins despite the increased promotional activity. ASPs for the European segment in our third quarter of fiscal 2025 increased 8.0% compared to the prior-year period and have increased 10.8% year-to-date for fiscal 2025 compared to the year-to-date period for fiscal 2024.

While the results of the third quarter of fiscal 2025 for our European segment met expectations, bottom line performance was hindered by several nonrecurring items. These nonrecurring items included certain restructuring costs to right-size our cost footprint as well as the establishment of a non-trade receivable reserve. We believe the segment is properly aligning itself with an adjusted production mix and an advantageous product offering at our independent dealers and expect the segment to meet our expectations for the remainder of our fiscal 2025.

4.	What were the key drivers of your SG&A costs for your third fiscal quarter of 2025, and what non-recurring items are impacting this? What do you expect full year SG&A costs to be for fiscal 2025 and where do you anticipate these costs settling longer term?

a.	Consolidated SG&A costs increased $11.8 million in the third fiscal quarter of 2025 compared to the same period of fiscal 2024. This increase was primarily driven by the 3.3% increase in consolidated net sales and the increase in consolidated income before income taxes in our third fiscal quarter of 2025 compared to the prior-year period resulting in higher related sales commissions and other incentive compensation. This increase was also partially due to the prior-year quarter including $2.7 million of income from adjustments made related to the matters discussed in Note 14 to the Condensed Consolidated Financial Statements. Further, the period-over-period change included a decrease in deferred compensation expense of $9.7 million due to market value fluctuations between the two periods, which was primarily offset by the decrease in other income related to the deferred compensation plan assets. Non-recurring impacts to SG&A during the quarter, which primarily related to restructuring activities, totaled approximately $7.0 million. Taking into consideration these third quarter amounts, we expect consolidated SG&A costs to be approximately 9.5% of net sales for the full 2025 fiscal year. Longer term, the restructuring activities will drive improved efficiencies that will reduce SG&A costs in future fiscal periods. Projecting beyond fiscal 2025, we anticipate that our consolidated SG&A costs will decline in fiscal 2026 and fiscal 2027, with long-term SG&A costs settling at approximately 8.0% of net sales upon the conclusion of various key strategic and cost-intensive innovation initiatives.

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5.	Can you explain the mechanics of THOR’s 13.9% overall effective income tax rate for the three months ended April 30, 2025?

a.	THOR’s overall effective income tax rate for the three months ended April 30, 2025 was 13.9% compared to 20.2% for the three months ended April 30, 2024. The year-over-year change is a result of the jurisdictional mix of earnings between foreign and domestic operations, inclusive of certain foreign exchange gains not subject to taxation during the three months ended April 30, 2025. In addition, income tax benefits were recorded from certain tax provision adjustments that primarily resulted from changes in estimates while completing the prior-year tax return during the three months ended April 30, 2025.

6.	Can you outline THOR’s capital allocation strategy and where its share repurchase approach fits within it?

a.	Amidst the macroeconomic headwinds and prolonged industry downturn we have faced throughout the course of our fiscal year 2025 to date, we have maintained our commitment to taking a measured and conservative approach to cash management and have continued to execute on the five pillars of our capital allocation strategy:

•	Invest in THOR’s business
◦	We have judiciously invested in our business, making year-to-date capital expenditures of approximately $85.1 million with a focus only on the most critical purchases of machinery and upgrades to facilities.

•	Pay THOR’s dividend
◦	We are focused on continuing to provide increasing shareholder returns through dividends.
◦	In October 2024, we increased our regular dividend to $0.50 per share, representing our 15th consecutive year of dividend increases.

•	Reduce THOR’s debt obligations
◦	Through April 30, 2025 we have made payments on our total debt of approximately $139.2 million during our fiscal 2025.
◦	Subsequent to April 30, 2025, we made an additional payment of $55.0 million towards the principal of our USD term loan debt.

•	Repurchase shares on a strategic and opportunistic basis
◦	$421.1 million is available to be repurchased under current authorizations as of April 30, 2025.

•	Support opportunistic strategic investments
◦	The Company is advantageously positioned through strong cash generation to take advantage of strategic investment opportunities.

While the third quarter of fiscal 2025 provided an appealing opportunity to participate in share repurchases due to the suppressed securities market, we were unable to take this action due to certain trading restrictions. Management believes that THOR remains a value opportunity and with a cash and cash equivalents balance of $508.3 million as of April 30, 2025, we are well-positioned to take advantage of this opportunity going forward.

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7.	THOR reaffirmed its revised full-year financial guidance against an uncertain macroeconomic backdrop. What factors gave you confidence in reaffirming this guidance?

a.	THOR’s strong fiscal third quarter results provided numerous data points to give us the confidence to reaffirm our revised financial guidance. Our performance over the fiscal year from all segments remains in line with our expectations. Bolstered by the anticipated strong performance of our North American Towable segment and our resilient gross profit margins, we believe that our achievement of the levels of performance stated within our guidance is attainable.

Although we are reaffirming our revised full-year financial guidance, we recognize that potential swings from uncertainties in the macro environment could be significant. Our belief that our fiscal year 2025 performance will still fall within our previously-announced guidance assumes no new material shifts within the macro or global trade environment.

As we near the end of our fiscal 2025, we will continue to prudently manage the Company to maximize our performance in the current uncertain environment as we position products in the market that address the affordability concerns of our independent dealers and retail customers. We will respond to continued macroeconomic volatility as we always have, with a focus on maximizing performance within the given environment. We anticipate that the strategic groundwork that we have and will continue to lay creates the necessary pathway to market share and earnings growth that will further materialize in the fiscal quarters ahead, particularly once consumer confidence returns to a stronger position.

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Summary of Key Quarterly Segment Data – North American Towable RVs

Dollars are in thousands

NET SALES:	Three Months Ended April 30,
	2025	2024	Change
North American Towable
Travel Trailers	$676,680	$720,194	(6.0)%
Fifth Wheels	492,198	351,199	40.1%
Total North American Towable	$1,168,878	$1,071,393	9.1%

# OF UNITS:	Three Months Ended April 30,
	2025	2024	Change
North American Towable
Travel Trailers	28,417	28,526	(0.4)%
Fifth Wheels	7,660	5,667	35.2%
Total North American Towable	36,077	34,193	5.5%

ORDER BACKLOG:	As of April 30,
	2025	2024	Change
North American Towable	$634,318	$741,302	(14.4)%

TOWABLE RV MARKET SHARE SUMMARY: (1)	Calendar Years to Date March 31,
	2025	2024
U.S. Market	37.4%	39.1%
Canadian Market	37.8%	39.5%
Combined North American Market	37.4%	39.1%

(1) Source: Statistical Surveys, Inc., CYTD March 31, 2025 and 2024.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – North American Motorized RVs

Dollars are in thousands

NET SALES:	Three Months Ended April 30,
	2025	2024	Change
North American Motorized
Class A	$174,783	$211,340	(17.3)%
Class C	340,530	312,980	8.8%
Class B	151,373	122,628	23.4%
Total North American Motorized	$666,686	$646,948	3.1%

# OF UNITS:	Three Months Ended April 30,
	2025	2024	Change
North American Motorized
Class A	991	1,040	(4.7)%
Class C	3,243	2,867	13.1%
Class B	1,273	1,057	20.4%
Total North American Motorized	5,507	4,964	10.9%

ORDER BACKLOG:	As of April 30,
	2025	2024	Change
North American Motorized	$883,739	$925,829	(4.5)%

MOTORIZED RV MARKET SHARE SUMMARY: (1)	Calendar Years to Date March 31,
	2025	2024
U.S. Market	46.0%	48.0%
Canadian Market	43.8%	42.5%
Combined North American Market	45.9%	47.8%

(1) Source: Statistical Surveys, Inc., CYTD March 31, 2025 and 2024.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – European RVs

Dollars are in thousands

NET SALES:	Three Months Ended April 30,
	2025	2024	Change
European
Motorcaravan	$481,554	$492,490	(2.2)%
Campervan	252,227	289,450	(12.9)%
Caravan	59,083	64,379	(8.2)%
Other	90,678	84,742	7.0%
Total European	$883,542	$931,061	(5.1)%

# OF UNITS:	Three Months Ended April 30,
	2025	2024	Change
European
Motorcaravan	6,484	6,601	(1.8)%
Campervan	4,632	6,194	(25.2)%
Caravan	2,379	2,568	(7.4)%
Total European	13,495	15,363	(12.2)%

ORDER BACKLOG:	As of April 30,
	2025	2024	Change
European	$1,343,608	$1,935,119	(30.6)%

EUROPEAN RV MARKET SHARE SUMMARY: (1)	Calendar Years to Date March 31,
	2025	2024
Motorcaravan and Campervan (2)	25.1%	25.8%
Caravan	16.1%	17.7%

(1) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), CYTD March 31, 2025 and 2024. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(2) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

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Non-GAAP Reconciliations

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA:

EBITDA Reconciliations

($ in thousands)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2025	2024	2025	2024
Net income	$133,928	$113,577	$129,966	$173,936
Add back:
Interest expense, net	11,205	21,830	38,383	70,256
Income tax provision	21,652	28,773	22,858	47,890
Depreciation and amortization of intangible assets	66,173	68,151	199,828	203,548
EBITDA	$232,958	$232,331	$391,035	$495,630
Add back:
Stock-based compensation expense	8,188	9,351	26,798	29,049
Change in LIFO reserve, net	(1,400)	(5,000)	(2,900)	(8,000)
Net expense (income) related to certain contingent liabilities	-	(2,700)	-	(16,900)
Non-cash foreign currency loss (gain)	2,665	1,575	7,311	2,320
Market value loss (gain) on equity investments	294	(581)	1,066	2,820
Equity method investment loss (income)	(157)	2,890	4,348	12,327
Weather-related loss (gain)	(1,500)	2,500	(1,500)	2,500
Debt amendment expenses	-	-	-	7,175
Employee & facility strategic initiatives	12,722	-	28,181	-
Other loss (gain), including sales of PP&E	1,053	(4,267)	(4,719)	(15,218)
Adjusted EBITDA	$254,823	$236,099	$449,620	$511,703

EBITDA and Adjusted EBITDA are non-GAAP performance measures included to illustrate and improve comparability of the Company's results from period to period, particularly in periods with unusual or one-time items. EBITDA is defined as net income before net interest expense, income tax provision and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for certain unusual items and other one-time items. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.

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Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, including the impact of tariffs, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our independent dealers and consumers and our profitability; the ability to ramp production up or down quickly in response to rapid changes in demand or market share while also managing associated costs, including labor-related costs and production capacity costs; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; the financial health of our independent dealers and their ability to successfully manage through various economic conditions; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory audits or investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; the level of consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2025 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2024.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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